Exhibit (l)(28)

FORM OF PURCHASE AGREEMENT

The RBB Fund, Inc. (the “Company”), a Maryland corporation, and                      (“            ”) intending to be legally bound, hereby agree with each other as follows:

1. The Company hereby offers                      and                      hereby purchases $             worth of shares of Class ZZZ Common Stock (Marvin & Palmer Large Cap Growth Fund) (par value $.001 per share) (such shares hereinafter sometimes collectively known as “Shares”) at price per Share of $1.00.

2. The Company hereby acknowledges receipt from                      of funds in the amount of $             in full payment for the Shares.

3.                      represents and warrants to the Company that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

4. This agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the      day of                     , 2006.

THE RBB FUND, INC.

By:
Edward J. Roach
President & Treasurer

MARVIN & PALMER® ASSOCIATES, INC.

By:
Name:
Title: